MEMBERSHIP INTEREST PURCHASE AGREEMENT


     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 5, 1998, by and among Callaway Golf Company, a California corporation ("Callaway Golf"), CGV, Inc., a California corporation ("CGV"), Saint Andrews Golf Corporation, a Nevada corporation ("Saint Andrews"), All-American SportPark, Inc., a Nevada corporation ("SportPark"), All-American Golf LLC, a California limited liability company ("AAG"), and Ron Boreta, an individual. Callaway Golf, CGV, Saint Andrews, SportPark, AAG and Boreta are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in Section 10 below.

     RECITALS

     A. Saint Andrews and Callaway Golf are members of AAG and have entered into the Operating Agreement for All-American Golf LLC, a Limited Liability Company dated June 13, 1997 (the "Operating Agreement"). Currently, Saint Andrews owns an 80% membership interest in AAG and Callaway Golf owns a 20% membership interest in AAG. Boreta is a principal shareholder of Saint Andrews and has been responsible as an employee of Saint Andrews for managing AAG.

     B. On or about June 13, 1997, AAG executed and delivered to Callaway Golf a Secured Promissory Note in the original amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00) (the "AAG Note"), evidencing a loan from Callaway Golf to AAG. The AAG Note is secured pursuant to a Continuing Security Agreement dated June 13, 1997 by and between AAG and Callaway Golf (the "AAG Security Agreement"), a Membership Interest Security Agreement dated June 13, 1997, by and between Callaway Golf and Saint Andrews (as amended as set forth below, the "Membership Interest Security Agreement"), and a Leasehold Deed of Trust, Assignment of Leases, Rents and Profits, Security Agreement and Fixture Filing dated June 13, 1997 executed by AAG in favor of Callaway Golf encumbering the Indenture of Lease dated June 13, 1997 by and between Urban Land of Nevada, a Nevada corporation and AAG (the "Deed of Trust"). There is now outstanding under the AAG Note the principal amount of $5,250,000.00 and accrued and unpaid interest as of May 5, 1998 of at least $300,000.

     C. Under the terms of the AAG Note, AAG was obligated to commence making payments of interest accrued on the principal outstanding thereunder on December 21, 1997 and to make monthly installments of interest accrued on the principal outstanding on the same day of each month thereafter until the Maturity Date (as defined in the AAG Note). As a result of the failure by AAG to make the payments referred in the AAG Note, a default occurred under the AAG Note. In connection therewith, on March 18, 1998, AAG, Saint Andrews and Callaway Golf entered into a Forbearance Agreement (the "Forbearance Agreement") pursuant to which Callaway Golf agreed to forbear from proceeding against AAG and Saint Andrews under the AAG Note and related loan documents on the terms and conditions set forth therein (The AAG Note, the AAG Security Agreement, the Membership Interest Security Agreement, the Deed of Trust and the Forbearance Agreement are collectively referred to as the "AAG Loan Documents").


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     D.  Saint Andrews owns all of the outstanding capital stock of SportPark.
On or about March 18, 1998, at the time of entering into the Forbearance Agreement, SportPark executed and delivered to Callaway Golf a Promissory Note in the original principal amount of Three Million Dollars ($3,000,000.00) (the "SportPark Note") evidencing a loan from Callaway Golf to SportPark. The SportPark Note is guarantied pursuant to a Guaranty executed as of March 18, 1998 by Saint Andrews in favor of Callaway Golf (the "Guaranty"). The
Guaranty is secured by the Membership Interest Security Agreement as set forth and evidenced by, among other documents, the Amendment to Membership Interest Security Agreement entered into on March 18, 1998 by Saint Andrews and
Callaway Golf (the "Amendment to Membership Interest Security Agreement").
(The SportPark Note and Guaranty are hereinafter collectively referred to as the "SportPark Loan Documents"). There is now outstanding under the SportPark Note the principal amount of $3,000,000.00 and accrued and unpaid interest as of May 5, 1998 of at least $26,178.

     E. The Forbearance Agreement is in default and other defaults exist under the AAG Loan Documents and the SportPark Loan Documents (collectively the "Loan Documents"). As a result of these defaults, among other rights and remedies, Callaway Golf has the immediate and unconditional right to proceed against AAG under the AAG Note, to collect amounts due thereunder and to exercise upon or enforce its rights to its collateral as set forth in the Loan Documents; and further, Callaway Golf has the immediate and unconditional right to proceed against SportPark under the SportPark Note, to collect amounts due thereunder and to exercise upon or enforce its rights under the Guaranty and the collateral therefor as set forth in the Loan Documents.

     F. Saint Andrews, SportPark and AAG have requested that Callaway Golf forbear from proceeding against such parties under the Loan Documents and to enter into the transactions contemplated by and as set forth in this Agreement. Among other things, Saint Andrews has requested that CGV purchase Saint Andrews' membership interest in AAG, and in connection therewith, have agreed to certain terms and conditions to provide the inducement to Callaway Golf and CGV for such purchase.

     G.  CGV is the wholly owned subsidiary of Callaway Golf.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the Parties hereby agree as follows:

     1.  Transaction.

          1.1 Purchase of Membership Interest. Subject to the terms and conditions and in reliance on the representations and warranties set forth herein, Saint Andrews shall sell, assign, transfer, and deliver its entire Eighty Percent (80%) membership interest (the "Membership Interest") in AAG to CGV, at the Closing in return for the Purchase Price.

          1.2 Unconditional and Absolute Transfer. The grant, assignment, conveyance and transfer of Saint Andrews' Membership Interest in AAG shall be unconditional and absolute and Saint Andrews shall not have (and does not reserve) any right, title or interest of any kind whatsoever in or to any part of its Membership Interest. Saint Andrews hereby forever waives and releases any all rights of redemption and other rights, if any, which it might have or have had in connection with its Membership Interest, whether arising from the grant, assignment, conveyance and transfer of the Membership Interest, or arising from any foreclosure sale which Callaway Golf might have elected to hold or may hereafter hold pursuant to the Loan Documents. CGV does not

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assume, directly or indirectly, any liability, obligation, duty or responsibility whatsoever for the payment, discharge or other resolution of any liability, obligation, indebtedness, lien, security interest, encumbrance, claim or other problem, condition or matter which has been or may hereafter be created or assumed by Saint Andrews, anyone associated with Saint Andrews or any of Saint Andrews' predecessors in interest or which may otherwise presently exist with respect to the Membership Interest. Subject to the Option Agreement referred to in Section 6.8, herein, CGV may at any time sell, transfer, lease, assign or abandon the Membership Interest transferred to it pursuant to this Agreement and may take or omit to take any action which either of them in their discretion may deem to be in their respective best interests, and Saint Andrews shall have no right, title or interest in or to any portion of any consideration received by CGV in connection with any such sale, transfer, lease, assignment or abandonment of the Membership Interest.

          1.3 Purchase Price. The total purchase price ("Purchase Price") to be paid by CGV for the Membership Interest shall be Four Million Five Hundred Twenty Six Thousand One Hundred Seventy Eight Dollars ($4,526,178). One Million Dollars ($1,000,000) of the Purchase Price shall be paid in cash at the Closing and Five Hundred Thousand Dollars ($500,000) of the Purchase shall be held back (the "Holdback") and paid pursuant to Section 9.2 below. The remaining Three Million Twenty Six Thousand One Hundred Seventy Eight Dollars ($3,026,178) shall consist of the release from personal liability by Callaway Golf of the SportPark under the SportPark Note and of Saint Andrews under the guaranty thereof. The cash portion of the Purchase Price shall be paid by Callaway Golf company check or wire transfer at the option of Saint Andrews.

          1.4 Closing. The closing of the transaction (the "Closing") shall take place at the principal offices of Callaway Golf or at such other place as may be mutually agreeable to each of the Parties, on May 5, 1998 or at a time and date mutually agreeable to the Parties (the "Closing Date").

     2.  Deliveries at Closing by Saint Andrews and SportPark.

          2.1 Saint Andrews, shall deliver the following to Callaway Golf and CGV at the Closing:

               2.1.1 Assignment of Membership Interest. Delivery of an Assignment of Membership Interest in the form acceptable to the Parties, duly executed by a duly authorized officer of Saint Andrews.

               2.1.2 Resolutions of Saint Andrews. Certified copies of the resolutions duly adopted by Saint Andrews' board of directors authorizing the transfer of the Membership Interest and the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby;

               2.1.3 Resolutions of SportPark. Certified copies of the resolutions duly adopted by SportPark's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby;

               2.1.4 Certificate from Officer of Saint Andrews. Delivery by Saint Andrews of a certificates, duly executed by a duly authorized officer, in form and substance satisfactory to CGV, certifying that each of the representations and warranties of Saint Andrews contained in this Agreement is true and correct and that each of the covenants of Saint Andrews have been performed.

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               2.1.5  Release of Liens.  Evidence satisfactory to CGV that
Saint Andrews has obtained releases of any and all Liens encumbering or purporting to encumber the Membership Interest, other than those Liens in favor of Callaway Golf.

               2.1.6 Resignation of Saint Andrews. Delivery of a written resignation by Saint Andrews as manager of AAG duly executed by a duly authorized officer of Saint Andrews.

               2.1.7 Third Party Approvals. Copies of any and all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document required to be listed on the Contracts Schedule attached hereto (collectively, the "Third Party Approvals"), in each case on terms and conditions reasonably satisfactory to CGV.

               2.1.8 Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Callaway Golf or CGV or their respective special counsel may reasonably request.

               2.1.9 Waver. Any delivery specified in this section 2.1 may be waived if consented to in writing by Callaway Golf and CGV.

          2.2 Deliveries at Closing by Callaway Golf and CGV. Callaway Golf and CGV shall deliver the following to Saint Andrews at the Closing:

               2.2.1 Purchase Price. The Purchase Price in the manner and amount set forth in Section 1.3.

               2.2.2 Resolutions. Certified copies of the resolutions duly adopted by Callaway Golf's and CGV's respective board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

               2.2.3 Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Saint Andrews or their special counsel may reasonably request.

               2.2.4 Waiver. Any delivery specified in this Section 2.2 may be waived if consented to in writing by Saint Andrews.

     3. Representations and Warranties of Saint Andrews and Boreta. As a material inducement to Callaway Golf and CGV to enter into this Agreement and purchase the Membership Interest hereunder, Saint Andrews and Boreta jointly and severally hereby represent and warrant to Callaway Golf and CGV as follows:

          3.1 Organization. Saint Andrews and SportPark are each corporations duly organized, validly existing and in good standing under the laws of Nevada and are qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires them to qualify as foreign corporations. Saint Andrews and SportPark have all necessary corporate powers and corporate authority to carry on their business as now conducted presently and presently proposed to be conducted and to execute, deliver and perform this Agreement and any related agreements to which they are a party.

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          3.2  Membership Interest and Related Matters.  As of the date hereof, the Membership Interest represent Saint Andrews' entire ownership interest in AAG and is held beneficially and of record by Saint Andrews free and clear of all Liens other than those in favor of Callaway Golf. The assignment of its Membership Interest by Saint Andrews as provided for herein is an absolute conveyance to CGV of all of the right, title and interest of Saint Andrews to the membership interest in effect as well as in form, and is not intended as security for the payment or repayment of any indebtedness or the performance of any other obligation of Saint Andrews of any kind or nature whatsoever; Saint Andrews has no equity in the Membership Interest and the sum of (i) the current fair market value of the Membership Interest (taking into consideration all liens and encumbrances against the Membership Interest) and
(ii) the value of any rights assigned to CGV pursuant to this Agreement, does not exceed the net amount of the obligations from which Saint Andrews is released pursuant or the consideration paid by Saint Andrews to this Agreement.

          3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which either Saint Andrews or SportPark is a party have been duly authorized by Saint Andrews or SportPark, respectively. This Agreement constitutes a valid and binding obligation of Saint Andrews and SportPark, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which either Saint Andrews or SportPark is a party, when executed and delivered by Saint Andrews and SportPark in accordance with the terms hereof, shall each constitute a valid and binding obligation of Saint Andrews and SportPark, enforceable in accordance with their respective terms. The execution and delivery by Saint Andrews and SportPark of this Agreement and all other agreements and instruments contemplated hereby to which either Saint Andrews SportPark or AAG is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Saint Andrews SportPark or AAG do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any lien upon the Membership Interest or material assets pursuant to, (iv) give any Person the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person or any court or administrative or governmental body or agency pursuant to, Saint Andrews' or SportPark's respective certificate of incorporation or bylaws, or any material law, statute, rule or regulation to which Saint Andrews or SportPark is subject, or any agreement, instrument, order, judgment or decree to which Saint Andrews or SportPark is subject.

          3.4 Latest Balance Sheet. Attached hereto as the Latest Balance Sheet Schedule is the unaudited balance sheet of AAG as of March 31, 1998 (the "Latest Balance Sheet") and the related statements of earnings for the period then ended. The Latest Balance Sheet (including in all cases the notes thereto, if any) is accurate and complete in all respects, is consistent with the books and records of AAG (which, in turn, are accurate and complete in all respects), fairly presents the financial condition and operating results of AAG and has been prepared in accordance with GAAP consistently applied as of the date of the Latest Balance Sheet.

          3.5 Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, AAG does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due

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or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, including, without limiting the generality of the foregoing, wrongful dismissal claims filed by former employees, any outstanding or pending long or short-term disability claims and any pending labor relations boards unions certification applications, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (i) liabilities set forth on the liabilities side of the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable laws, breach of contract, breach of warranty (in excess of any warranty reserve specifically established with respect thereto and included on the Latest Balance Sheet), tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the Schedules referred to in this Section 4.

          3.6 Accounts Receivable. Except as set forth on the attached Accounts Receivable Schedule, all accounts receivable reflected on the Latest Balance Sheet and all accounts receivable to be reflected on AAG's books and records as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be valid receivables arising in the ordinary course of business, and are or shall be current and collectible, subject to no valid counterclaims or setoffs. No person has any Liens on such receivables or any part thereof (except for Callaway Golf), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

          3.7 Liability. Except as set forth on the attached Liabilities Schedule, AAG does not have any liability (and, to Saint Andrews' Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products or equipment manufactured, sold, leased or delivered by AAG or with respect to any services rendered by AAG.

          3.8 No Material Adverse Effect. There has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

          3.9  Assets.

               3.9.1 The attached Assets Schedule contains a list of all of the properties and assets, tangible or intangible, used by AAG wherever located or shown on the Latest Balance Sheet (the "Assets"). Except as set forth on the attached Assets Schedule, AAG has good and valid marketable title to, a valid leasehold interest in, or a valid license to use, the Assets, free and clear of all Liens except for those of Callaway Golf.

               3.9.2 Except as set forth on the attached Assets Schedule, all of AAG's buildings, equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of AAG's business as presently conducted and as presently proposed to be conducted. All such assets have been installed and maintained in accordance with all applicable laws, regulations and ordinances.

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                    3.9.2.1  The Intellectual Property currently used by AAG
constitutes all of the Intellectual Property necessary in the conduct of the businesses of AAG, and there are no other items of Intellectual Property that are material to AAG or its business.

                    3.9.2.2 With respect to any license and sublicenses for Intellectual Property licensed or sublicensed to AAG:

                    (i) such license or sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter or such license of sublicense;

                    (ii) the rights of AAG, in or to any Intellectual Property owned by or licensed to AAG do not conflict with or infringe on the right of any other Person.

               3.9.3 Except as set forth on the attached Assets Schedule, AAG owns, has a valid leasehold interest in, or has a valid license to use, all of the assets, properties and rights, (including water rights) whether tangible or intangible, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

          3.10 Tax Matters. AAG has timely filed any and all required Tax Returns and has paid any and all Taxes due and has withheld and paid over all Taxes required to be withheld for all periods ending on or before the Closing Date. Each such Tax Returns filed are complete and correct and have been prepared in compliance with all applicable laws and regulations.

          3.11  Contracts and Commitments.

               3.11.1 Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, the attached Employees Schedule, or the attached Employee Benefits Schedule, AAG is not a party to or bound by any written or oral:

                    3.11.1.1 pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or material arrangement or practice;

                    3.11.1.2 collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                    3.11.1.3 management agreement, contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

                    3.11.1.4 contract or agreement requiring the consent of any party thereto upon a change in control of AAG, containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of AAG or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of AAG;

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                    3.11.1.5  contract under which it has advanced or loaned
monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to AAG's employees in the ordinary course of business consistent with past practice);

                    3.11.1.6 agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of AAG or any letter of credit arrangements;

                    3.11.1.7 guaranty of any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business);

                    3.11.1.8 lease or agreement under which AAG is lessee of or holds or operates any property, real or personal, owned by any other Person;

                    3.11.1.9 lease or agreement under which AAG is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by AAG;

                    3.11.1.10  license or royalty agreements;

                    3.11.1.11 nondisclosure or confidentiality agreements (other than those entered into in the ordinary course of business with customers, suppliers and employees);

                    3.11.1.12 contract or group of related contracts with the same party or group of affiliated parties for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services (other than purchase orders entered into in the ordinary course of business or contracts disclosed elsewhere in connection with this Section 3);

                    3.11.1.13 contract or group of related contracts with the same party or group of affiliated parties for the sale of raw materials, commodities, supplies, products or other personal property or for the furnishing of services (other than purchase orders entered into in the ordinary course of business or contracts disclosed elsewhere in connection with this Section 3);

                    3.11.1.14 other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by AAG upon 30 days' or less notice without penalty (other than purchase orders entered into in the ordinary course of business or contracts disclosed elsewhere in connection with this Section 3);

                    3.11.1.15 contract or group of related contracts requiring the payment of any fee, penalty or other amount by AAG in the event of any failure to perform or late performance of such contract or contracts by AAG;

                    3.11.1.16 contract relating to the marketing, sale, advertising or promotion of its products or services;

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                    3.11.1.17  agreements relating to the ownership of or
investments in any business or enterprise, including investments in joint ventures and minority equity investments;

                    3.11.1.18 assignment, license, indemnification or other agreement with respect to any intangible property;

                    3.11.1.19 power of attorney or other similar agreement or grant of agency;

                    3.11.1.20 contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                    3.11.1.21 other agreement which is material to its operations or business prospects or involves an annual consideration in excess of $5,000.00 whether or not in the ordinary course of business.

               3.11.2 All of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule are valid, binding and enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application effecting enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief or other equitable remedies, and limitations of public policy; and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on the Contracts Schedule, AAG has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument set forth or required to be set forth on the attached Contracts Schedule; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by AAG under any such contract, agreement or instrument; AAG does not have any present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by AAG under any contract, agreement or instrument to which AAG is subject; no partially-filled or unfilled customer purchase order or sales order is subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and Saint Andrews does not have any Knowledge of any cancellation or anticipated cancellation or any breach by the other parties to any contract, agreement, instrument or commitment to which it is a party. AAG is not a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect.

               3.11.3 CGV's special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto.

          3.12 Litigation, etc. Except as set forth on the attached Litigation Schedule, there are no (and, during the two years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders or, to Saint Andrews' Knowledge, investigations or claims pending or, to Saint Andrews' Knowledge, threatened against AAG (or to Saint Andrews' Knowledge, pending or threatened against any

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of the members, managers, or employees of AAG with respect to its business or proposed business activities), or pending or threatened by AAG against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); AAG is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Saint Andrews' Knowledge, any governmental investigations or inquiries; and, to the Saint Andrews' Knowledge, there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of AAG's employees, their use in connection with AAG's businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Except as set forth thereon, AAG is fully insured with respect to each of the matters set forth on the attached Litigation Schedule. AAG is not subject to any judgment, order or decree of any court or other governmental agency, and AAG has not received any opinion or memorandum or advice from its legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which could have a Material Adverse Effect.

          3.13 Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by AAG with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing. AAG is not in default with respect to its obligations under any insurance policy maintained by it, and AAG has never been denied insurance coverage. Except as set forth on the attached Insurance Schedule, AAG has no self-insurance or co-insurance programs and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. All materials assets, properties, and risks of AAG and for the past year has been, covered by valid and, except for the policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance, and workers' compensation insurance) issued in favor of AAG, in each case with responsible insurance companies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and in operations similar to those of AAG. At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

          3.14 Employees. To Saint Andrews' Knowledge, as of the date hereof, no executive or key employee of AAG and no group of employees of AAG has any plans to terminate employment with AAG. AAG has no labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Employees Schedule attached hereto contains a correct and complete list of all employees of AAG. None of AAG's, to Saint Andrews' Knowledge, employees or consultants are subject to any noncompete, nondisclosure, confidentiality, intellectual property assignment, inventory assignment, employment, consulting or other agreement or judgment, decree or order of any court or administrative agency, relating to, affecting or in conflict with the present or proposed business activities of AAG or such Person's duties to AAG, except for agreements between AAG and its present and former employees. AAG has not received any notice alleging that any violation of any such agreements has occurred. The Employees Schedule attached hereto contains a correct and complete list of all employees and consultants of AAG which have executed and delivered to AAG any agreement providing for the

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nondisclosure by such Person of any confidential information of AAG.  AAG has made no oral or written representation to any employee regarding the length of notice such employee would receive on termination of his or her employment. AAG has made no oral or written representation to any employee regarding the length of time during which he or she would be employed by AAG. None of the employees of AAG have been hired for a fixed term. Except as set forth in the Employees Schedule, all of the employees of AAG have been hired on a full-time basis.

          3.15  Employee Benefit Plans.

               3.15.1 Except as set forth on the attached Employee Benefits Schedule, AAG does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance, or any welfare-type or other similar benefits for current or future retired or terminated employees or any dependents of such employees. All required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued. None of the plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet.

               3.15.2 Except as set forth on the attached Employee Benefits Schedule, AAG does not maintain, contribute to or have any actual or potential liability under (or with respect to) any material plan or arrangement providing benefits or remuneration to current or former employees or any dependents of such employees or independent contractors, including (but not by way of limitation) any employment contract, bonus or incentive plan, plan for deferred compensation, employee health or other welfare benefit plan, severance arrangement or other material policy, program or arrangement, whether or not terminated. All required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued. None of the plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet. The attached Employee Benefits Schedule sets forth the aggregate amount of bonuses and other incentive compensation expected to be paid by AAG for its fiscal year ending December 31, 1998.

               3.15.3 The plans set forth on the Employee Benefit Schedule and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with the applicable provisions of applicable federal, provincial, and local laws. AAG has timely complied with all reporting and disclosure obligations as they apply to such plans. To Saint Andrews' Knowledge, none of AAG or any trustee or administrator of any plan has engaged in any transaction with respect to the plans which would subject AAG or any trustee or administrator of the plans, or any party dealing with any such plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed under the applicable laws. No actions, suits or claims with respect to the assets of the plans (other than routine claims for benefits) are pending or, to Saint Andrews' Knowledge, threatened which could result in or subject AAG to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

          3.16 Compliance with Laws, Permits; Certain Operations. Except as set forth on the attached Compliance Schedule:

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               3.16.1  AAG has complied and is in compliance with all
applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, provincial and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and, to Saint Andrews' Knowledge, no claims have been filed or threatened against AAG alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations.

               3.16.2 AAG holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, provincial and local governmental agencies required for the conduct of its business and the ownership of its properties, and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by AAG alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by AAG immediately after the Closing.

          3.17  Environmental and Safety Matters.

               3.17.1  Except as set forth on the attached Environmental
Schedule:

                    3.17.1.1 To the Knowledge of Saint Andrews and Boreta, AAG has complied with and is in compliance with all Environmental and Safety Requirements. AAG has not received any oral or written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities relating to it or its facilities arising under Environmental and Safety Requirements.

                    3.17.1.2 To the Knowledge of Saint Andrews and Boreta, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                    3.17.1.3 To the Knowledge of Saint Andrews and Boreta, none of the following exists at any property or facility owned, occupied or operated by AAG: (i) underground storage tanks; (ii) asbestos containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

                    3.17.1.4 To the Knowledge of Saint Andrews and Boreta, AAG has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to applicable Environmental and Safety Requirements.

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                    3.17.1.5  To the Knowledge of Saint Andrews and Boreta,
AAG has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                    3.17.1.6 To the Knowledge of Saint Andrews and Boreta, no Environmental Lien has attached to any property owned, leased or operated by AAG.

          3.18 Real Property. AAG does not own any real property. The Real Property Schedule attached hereto sets forth a list of all of the leases, subleases and licenses ("Leases") of real property (the "Leased Real Property") in which AAG has a leasehold, sublease hold and licensed interest. AAG holds a valid and existing leasehold, sublease hold or license interest under each of the Leases. With respect to each Lease listed on the attached Real Property Schedule, there are no disputes, oral agreements, or forbearance programs in effect as to such Lease and AAG has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease except pursuant to Callaway Golf's leasehold deed of trust. Except for the Leased Real Property, there is no real property which is leased or otherwise used in AAG's business.

          3.19 Existence and Power. AAG is a limited liability company duly formed. validly existing, and in good standing under the laws of the State of California, and has all requisite power and authority to own, operate, or lease the properties owned, operated or leased by AAG and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Operating Agreement.

          3.20 Activities. AAG has not engaged in any business or activity of any kind, other than the business and activities expressly contemplated and permitted by the Operating Agreement dated June 13, 1997 between Callaway Golf and Saint Andrews. AAG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

          3.21 Subsidiaries. There are no corporation, partnerships, joint ventures, associations or other entities in which AAG owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or in which AAG otherwise participates.

          3.22 Use of Proceeds. All expenditures made by AAG since its date of organization were for the sole benefit of AAG or the Golf Center and not for the benefit of Saint Andrews, SportPark or any other person or entity.


          3.23 Disclosure. All written statements, faxes, data, information, projections and materials made, furnished or provided from time to time by or on behalf of AAG or Saint Andrews to Callaway Golf and CGV relating to AAG or Saint Andrews shall be true and correct in all material respects, all material facts relating to AAG or Saint Andrews have been fully disclosed to Callaway Golf and CGV, and neither this Agreement, any of the Exhibits or Schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Callaway Golf and CGV by or on behalf of AAG or Saint Andrews with respect to the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material

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fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no information which Saint Andrews have not disclosed to Callaway Golf and CGV in writing and of which any of its stockholders, officers, directors or executive employees is aware which has had or would reasonably be expected to deter Callaway Golf and CGV from completing the transactions contemplated in this Agreement on the terms and conditions hereof.

     4. Representations and Warranties of Callaway Golf and CGV. As a material inducement to Saint Andrews to enter into this Agreement and take the actions set forth in Section 1, Callaway Golf and CGV hereby represents and warrants to Saint Andrews as follows:

          4.1 Organization, Power and Authority. Callaway Golf and CGV are each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Callaway Golf and CGV possess all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

          4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Callaway Golf and CGV are parties have been duly authorized by Callaway Golf and CGV. This Agreement and all other agreements contemplated hereby to which Callaway Golf and CGV are parties, when executed and delivered by Callaway Golf and CGV in accordance with the terms hereof, shall each constitute valid and binding obligations of Callaway Golf and CGV , enforceable in accordance with its terms. The execution and delivery by Callaway Golf and CGV of this Agreement and all other agreements contemplated hereby to which Callaway Golf and CGV are parties, the purchase of the Membership Interest hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Callaway Golf and CGV, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of Callaway Golf and CGV, or any material law, statute, rule or regulation to which Callaway Golf and CGV are subject, or any material agreement, instrument, order, judgment or decree to which Callaway Golf and CGV are subject.

     5. Release of Obligations. Upon execution of this Agreement, Saint Andrews, Boreta and SportPark and each of their successors, heirs, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them hereby irrevocably and unconditionally release and forever discharge Callaway Golf, CGV, and AAG and each of their predecessors, successors, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them, from any and all manner of actions, causes of action, suits, debts, liens, contracts, rights, agreements, obligations, promises, liabilities, claims, demands, damages, controversies, losses, costs and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent

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which they now have, own or hold or claim to have, own or hold at any time, heretofore had, owned or held, or claim to have had, owned or held, or may hereafter have, own or hold or claim to have, own or hold, from the beginning of time to the date hereof; provided, however, nothing contained in this release is intended to release Callaway Golf and CGV from their obligations under this Agreement or the Option Agreement referred to in Section 6.8.

          This release shall apply to all unknown or unanticipated results of the foregoing, as well as those known and anticipated, and upon advice of legal counsel, each of Saint Andrews, SportPark and Boreta, do waive any and all rights under California Civil Code Section 1542, which section has been explained to each of such Parties, hereto, and reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Any claim released by Saint Andrews, SportPark or Boreta pursuant to this
Section 5 shall be deemed a capital contribution by Saint Andrews.

     6.  Conditions to Closing.

          6.1 Consulting Agreement. Saint Andrews shall enter into a separate consulting agreement with AAG, the terms of such consulting agreement being acceptable to AAG in its sole and absolute discretion, whereby Saint Andrews shall cause Ron Boreta and John Wenzel to agree to provide to AAG consulting services on an as-needed basis for a period of ninety (90) days immediately following the Closing. No compensation shall be payable by Callaway Golf, AAG or CGV for such consulting services.

          6.2 Tenant Leases. All existing tenant leases shall continue in place, except that the Saint Andrews Golf Shop lease will be amended to provide more specific operating standards acceptable to Callaway Golf in its sole discretion.

          6.3 Phase I Environmental. CGV shall have conducted a Phase I Environmental assessment on the premises occupied by AAG and the results of such assessment shall be acceptable to CGV in its sole discretion.

          6.4 Sierra Sportservice, Inc. Agreement. The Lease and Concession Agreement with Sierra Sportservice, Inc. ("Sportservice Agreement") shall be amended or a separate agreement will be entered into between AAG and Sportservice to remove AAG from any liability for Sportservice improvements on the premises operated by SportPark. Such amendment or separate agreement shall be acceptable to Callaway Golf in its sole and absolute discretion and shall also provide for ongoing food service at the premises operated by AAG.

          6.5 Covenant Not to Compete. Saint Andrews and Ron Boreta shall each have entered into a noncompetition agreement with CGV for a period of two
(2) years, the terms of which shall be acceptable to CGV in its sole and absolute discretion.

          6.6 Ground Lease. The Parties shall have obtained the consent of Urban Land of Nevada, Inc. to the transfer of the Membership Interest from Saint Andrews to CGV.

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          6.7  Consulting Agreement for John Boreta.  John Boreta shall have entered into a Consulting Agreement with AAG for a period of six months to provide consulting on an as needed basis at the monthly rate of $4,166.67 per month. The Consulting Agreement shall be acceptable to AAG in its sole and absolute discretion.

          6.8 Repurchase Option. The Parties shall have executed a separate Option Agreement whereby Saint Andrews shall have the option for a period of two (2) years after the Closing Date to repurchase the Membership Interest on the terms and conditions set forth in the Option Agreement.

The conditions set forth in this Section 6 are for the exclusive benefit of Callaway Golf and CGV and may be waived by Callaway Golf and CGV in whole or in part on the Closing Date; provided, however, such conditions may be waived by Callaway Golf and CGV in writing and any such waived conditions shall
become post-closing covenants pursuant to Section 9.1.    Notwithstanding any
such waiver, the completion of the purchase and sale contemplated by this Agreement by Callaway Golf and CGV shall not prejudice or affect in any way the rights of Callaway Golf and CGV in respect of the representations and warranties of Saint Andrews and Boreta set forth in this Agreement and the representations of Saint Andrews and Boreta set forth in this Agreement shall survive the completion and payment of the Purchase Price, as set forth in
Section 7.1.

     7.  Indemnification and other Agreements.

          7.1 Survival of Representations and Warranties. Notwithstanding any investigation or inquiries made by Callaway Golf and CGV prior to Closing, Saint Andrews, SportPark and Boreta each acknowledge and agree that Callaway Golf and CGV have entered into this Agreement and has purchased the Membership Interest in reliance upon the representations and warranties by Saint Andrews and Boreta contained in this Agreement. Saint Andrews and Boreta further acknowledge and agree that the representations and warranties made by them and contained in this Agreement and in other documentation relating to the transaction contemplated hereby shall be true at the date of this Agreement and on the Closing Date as if such representations and warranties were made at such time. The representations and warranties in Section 3.1, 3.2, 3.3, 3.9 and 3.12 shall survive the Closing indefinitely. All other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall survive until expiration of the applicable statutes of limitations.

          7.2  General Indemnification.

               7.2.1 Indemnification by Saint Andrews and SportPark. Saint Andrews, ("Indemnifying Party") shall defend and indemnify each of AAG, Callaway Golf and CGV and their respective affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such Indemnified Parties may suffer,

                                      16
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sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any breach of any representation or warranty of Saint Andrews, or Boreta in this Agreement or in any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments furnished by Saint Andrews, SportPark or Boreta pursuant to this Agreement; (b) any nonfulfillment or breach of any covenant or agreement by Saint Andrews, SportPark or Boreta under this Agreement or any of the Schedules and Exhibits attached hereto required to be performed or complied with by Saint Andrews, SportPark or Boreta at or prior to the Closing; (c) any nonfulfillment or breach of any covenant or agreement by either Saint Andrews, SportPark or Boreta under this Agreement required to be performed or complied with by either Saint Andrews, SportPark or Boreta after the Closing; (d) any claim for failure to pay overtime or other employee compensation or benefits incurred on or prior to the Closing Date; or (e) the failure of AAG to possess the Required Assets. If and to the extent any provision of this Section 7.2 is unenforceable for any reason, Saint Andrews, hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable laws.

               7.2.2 Procedure for Indemnification - Notice of Claims. If an Indemnified Party becomes aware of facts or circumstances establishing a claim ("Claim") that an Indemnified Party has experienced or incurred any Loss or may experience or incur any Loss which will give rise to a right of set-off or indemnification under this Section, then such Indemnified Party shall give written notice to the Indemnifying Party of such Claim ("Indemnification Notice"). The Indemnification Notice shall be provided as soon as reasonably practicable, but in no event more than thirty (30) days after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party indemnification obligation hereunder, except to the extent that the delay in giving, or failure to give, the Indemnification Notice materially adversely affects the Indemnifying Party's ability to defend against a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim
and include any relevant supporting documentation.   Any Claim described in
the Indemnification Notice shall be deemed final and binding (hereinafter, a "Permitted Indemnification Claim") if the Indemnifying Party does not object in writing to the propriety of the Claim or the amount of the Loss by delivering a notice of objection to the Indemnified Party (an "Indemnification Objection Notice") within thirty (30) days after receipt of the Indemnification Notice. The Indemnification Objection Notice shall detail the specific objections of the Indemnifying Party the Claim. If the parties are unable to resolve the disputed issues concerning the Claim within twenty (20) business days after the date the Indemnified Party received the Indemnification Objection Notice, the disputed issues shall be settled pursuant to Section 8.

               7.2.3 Defense of Third Party Claims. Callaway Golf and/or CGV shall have the right to control the defense or settlement of any third party claim ("Third Party Claim"). Any legal and related expenses, and any judgment or settlement paid by Callaway Golf and/or CGV in connection with a Third Party Claim shall be included as part of the indemnification obligations of the Indemnifying Party under this Agreement. Saint Andrews shall have the right to participate in, but not control the defense of any Third Party Claim. Callaway Golf and CGV shall periodically apprise Saint Andrews of the progress of such defense. Callaway Golf and CGV shall not consent to the entry of any

                                      17
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judgement or enter into any settlement (except with the written consent of
Saint Andrews which consent shall not be unreasonably withheld) which does not include as an unconditional term thereof, the giving by the claimant to Saint Andrews a release from all liability in respect of such Third Party Claim (which release only may exclude any obligations incurred in connection with any such settlement).

     8.  Dispute Resolution.

          8.1 Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a "Dispute"), the Parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, senior management of the parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both Parties. Any dispute which cannot be resolved within thirty (30) days may be submitted to binding arbitration as provided below.

          8.2 Requirement of Arbitration. Any Dispute which cannot be resolved through mutual consultation and negotiation, shall be settled by final and binding arbitration conducted by the San Diego office of JAMS/Endispute. Nothing stated herein, however, shall preclude Callaway Golf or CGV from seeking and obtaining immediate injunctive relief (whether temporary, preliminary, or permanent) to prevent or restrain a breach by Saint Andrews or SportPark of this Agreement or to seek enforcement of this arbitration provision or to seek or enforce prejudgment or ancillary remedies.

          8.3 Number of Arbitrators. The number of arbitrators shall be three (3). The three arbitrators shall be selected as follows: (a) within ten (10) days of delivery of any demand for arbitration, each party shall submit to the other party the name of three (3) candidates nominated from the then-current list of retired judges or justices at the San Diego office of JAMS/Endispute; (b) within five (5) days of delivery of the opposing party's list, each party shall submit to the other party the names of two (2) candidates proposed by the opposing party which are to be stricken from the opposing party's nomination list, with the non-challenged candidates serving as two (2) of the three (3) arbitrators; (c) the parties will then confer on the selection of a third arbitrator and, if no agreement can be reached within five (5) days, JAMS/Endispute shall appoint the third arbitrator from the list of retired judges or justices at the San Diego office of JAMS/Endispute.

          8.4 Location; Commencement. The arbitration shall take place in San Diego, California, and shall be commenced within thirty (30) days of the selection of the arbitrator(s), unless otherwise agreed to by the parties or ordered by the arbitrator(s) for good cause shown. The arbitration hearing shall last no longer than two (2) days.

          8.5 Discovery. It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrators are expected to handle all aspects of the matter, including discovery, in a manner so as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall limit and restrict the scope of discovery (e.g., number of depositions, document requests, etc.) to only those matters clearly relevant to the dispute. Subject to this limitation, the provisions of California Code of Civil Procedure section 1283.05 are incorporated into, made part of and are applicable to any arbitration conducted pursuant to this clause.

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          8.6  Arbitrator's Award.  The arbitrator(s) shall issue a written award within twenty (20) days after the matter is submitted for decision. The arbitrator(s) shall apply the law of the State of California (excluding California choice of law provisions.) The arbitrator(s) shall not have the authority to award punitive or exemplary damages to any party.

          8.7 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

          8.8 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

          8.9 Enforcement of Award. The arbitration award shall be final and shall bind the parties. Any award may be enforced by an action filed in the San Diego Superior Court or the Federal District Court, Southern District of California. For purposes of this arbitration provision, the parties hereby agree to submit to the jurisdiction of these courts and hereby waive any or all objections as to personal jurisdiction, subject matter jurisdiction and/or venue with respect to such courts. In the event any award cannot be satisfied by Saint Andrews, SportPark or Boreta, Callaway Golf in its sole discretion may elect to have the award added to the option price in accordance with the terms of the Option Agreement.

     9.  Post-Closing Covenants.

           9.1 Remaining Conditions to Closing. Saint Andrews shall use its best efforts to satisfy any Conditions to Closing set forth in Section 6 that have not been satisfied prior to or at the time of Closing.

          9.2 Holdback. The Holdback shall be retained by CGV until it has determined, in its sole discretion, that AAG has all rights, entitlements, and other tangible and intangible assets reasonably necessary to operate the business of AAG (the "Required Assets") and that the conditions set forth in Sections 6.3 and 6.4 have been satisfied. Any deficiency in the Required Assets shall be treated as a Loss under Section 7.2.1; shall be subject to the notice and dispute resolution provisions of Sections 7.2.2 and 8; and any such Loss may be offset against the Holdback. If the conditions set forth in
Section 6.3 and 6.4 have been satisfied by June 5, 1998, then Two Hundred Fifty Thousand Dollars ($250,000) of the Holdback after deduction for Losses, shall be released to Saint Andrews. If the conditions set forth in Section
6.3 and 6.4 have been satisfied by August 5, 1998, then the balance of the Holdback after deduction for Losses, shall be released to Saint Andrews. The amount of any Claim for a Loss, including, without limitation, a Loss related to a deficiency in the Required Assets, which has not been finally determined pursuant to Section 7.2.2 or Section 8 shall not be subject to the preceding two sentences and no distribution, if any, shall be made until the Claim is resolved. If the conditions set forth in Section 6.3 and 6.4 have not been satisfied by June 5, 1998 or August 5, 1998, no release of the balance of the Holdback, if any, shall be made until the conditions set forth in Section 6.3 and 6.4 have been satisfied. Release of the Holdback, or any portion thereof, shall not release Saint Andrews from any of its indemnity obligations under this Agreement.

          9.3 Pepsi Sponsor Agreement. Saint Andrews and Pepsi-Cola Company ("Pepsi-Cola") entered into a Sponsor Agreement, dated December 4, 1997 ("Sponsorship Agreement") whereby Pepsi-Cola agreed to pay to Saint Andrews a sum of $1,250,000, payable in installments, in return for Saint Andrews' granting exclusive rights to Pepsi-Cola to have Pepsi-Cola's beverage products distributed, represented, and promoted throughout the All-American SportPark. Of the sum due Saint Andrews under the Sponsorship Agreement, AAG will be allocated and Saint Andrews will pay $25,000 to AAG for the period from January 1, 1998 to June 30, 1998 from the first payment received by Saint
Andrews.   After June 30, 1998 all payments received by Saint Andrews shall be allocated between AAG and SportPark based upon the number of gallons of syrup used at each facility. For example, if the total syrup used for the period ending December 31, 1998 was 1,000 gallons and 250 gallons has been used at the Golf Center, AAG would be entitled to 25% of any payment received by Saint Andrews. Within ten (10) days of Saint Andrews' receipt of monies from Pepsi-Cola pursuant to the Sponsor Agreement, Saint Andrews shall remit to AAG its share of the revenue from Pepsi-Cola sales.

          9.4 Press Release and Announcements. Unless required by law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of AAG, Callaway Golf, and CGV.

          9.5  Confidentiality.   Upon the Closing, the Saint Andrews shall
return to Callaway Golf and keep confidential all information and materials regarding Callaway Golf reasonably designated by Callaway Golf as confidential (except to the extent (i) disclosure of such information is required by law, (ii) the information was previously known to Saint Andrews or (iii) the information becomes publicly known except through the actions or inactions of Saint Andrews). Saint Andrews agrees not to disclose or use at any time, either during Saint Andrews' consultancy with AAG or thereafter, any Confidential Information (whether or not such information is or was developed by Saint Andrews), except to the extent that such disclosure or use is directly related to and required by the performance of Saint Andrews' duties to AAG. Saint Andrews further agrees to take all appropriate steps to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Saint Andrews is required by law to disclose any Confidential Information, it shall promptly notify Callaway Golf in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with AAG and Callaway Golf to preserve the confidentiality of such information consistent with applicable law.

          9.6 Maintenance of 3-Acre Vacant Land. If used by Saint Andrews and/or SportPark, Saint Andrews and/or SportPark shall maintain the approximately 3-acre vacant parcel of land located at the south entrance to the Golf Center so that it shall be free of garbage, mobile trailers and debris and shall have a clean, neat and orderly appearance.

          9.7 Signage. Saint Andrews and SportPark acknowledge that neither shall have any right to place any signs, billboards, or other advertising (including, without limitation, the proposed entry pylon sign with 40' electronic message board) on the premises occupied by AAG premises unless AAG gives its prior written consent which shall be in AAG's sole and absolute discretion.

          9.8 Severance Obligations. Saint Andrews shall be pay all known severance obligations related to the employees of AAG employed as of the Closing Date.

          9.9 No Contracting. Saint Andrews, SportPark and Boreta shall not at any time after the Closing enter into any contract, agreement or lease which binds or purports to bind AAG, Callaway Golf, CGV or the Golf Center. Saint Andrews, SportPark and Boreta acknowledge they have no right to bind or purport to bind AAG, Callaway Golf, CGV or the Golf Center.

          9.10 Multiparty Contracts. The parties hereto acknowledge that certain contracts licenses, accounts and/or entitlements (i) for the benefit of AAG or the Golf Center may be in the name of Saint Andrews or SportPark or
(ii) for the benefit of Saint Andrews or SportPark may be in the name of AAG. Such contracts may be, by way of example and not be way of limitation, contracts for trash removal, pay phones, water entitlement, the Sponsorship Agreement, the Agreement between and Saint Andrews and Frankel, etc. The Parties agree to use their reasonable best efforts to cause individual contracts, licenses, accounts and/or entitlements to be assigned to the Party which will benefit from the services or rights after the Closing.

          9.11 Water Rights. SportPark and Saint Andrews recognize the unique need for water required by the Golf Center and covenant and agree not to engage in or permit any activity related to the All-American SportPark which will restrict the amount of water required by AAG or the Golf Center to operate the Golf Center in a first class, well maintained and garden green manner. SportPark and Saint Andrews shall cause this covenant regarding water rights to pass to all successors-in-interest to the All-American SportPark and/or any other lessor of the premises upon which the All-American SportPark is located.

          9.12 Encroachment of Parking. The parking lot for the SportPark encroaches upon the property of AAG. After the Closing, AAG and SportPark will negotiate in good faith to agree upon a license whereby SportPark may use the encroachment for as long as Saint Andrews or SportPark operate the All-American SportPark.

          9.13 Irrigation Computer System. The irrigation computer system for the Golf Center is located on the property of the SportPark. SportPark hereby grants AAG a license to access the irrigation computer system at all times. AAG and SportPark shall execute a license for this purpose after the Closing.

          9.14 Right of First Refusal. After the Closing, AAG and Saint Andrews shall enter into a Right of First Refusal Agreement which grants AAG a right of first refusal to designate the name of the putting green at the SportPark.

          9.15 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 above).

     10. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

          "GAAP" means generally accepted accounting principles.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, any Seller and that relates to the business, products, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's suppliers, distributors and customers and their confidential information;
(iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (v) other Intellectual Property Rights. Confidential Information shall not include information that a Seller can demonstrate is publicly known through no wrongful act or breach of any obligation of confidentiality or was rightfully received by such Seller from a third party without a breach of any obligation of confidentiality by such third party.

          "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company arising under any Environmental and Safety Requirements.

          "Environmental and Safety Requirements" shall mean all federal, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended and as now or hereafter in effect.

          "Golf Center"  means the business operated by AAG.

          "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Intellectual Property" means (a) inventions, whether ir not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and concepts of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patent, patents registrations and patent application (including all reissue, division, continuations, continuations-in-part, extensions, and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in which such registration, patent, or application, (d) trademarks, service marks, trade dress, logos, trade names, and corporate names, whether or not registered, including all common law rights, and registration and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United State of America, and the Trademark Office of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties of conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, filed, documentation and other materials related thereto, (g) trade secrets and confidential, technical and business information (including idea formulas, compositions, inventions, and conceptions of inventions where patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works,. financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all right to obtain and right to apply for patens, and to register trademarks and copyrights, and (k) all rights to sue or recover and retain damages and costs and attorney's fees for present and past infringement of any of the foregoing.

          "Knowledge" or the phrase "to the Knowledge" means the actual knowledge, information and belief of Saint Andrews, its officers, directors and employees after due inquiry as a reasonably prudent person and/or corporation would conduct or commission in light of prevailing facts and circumstances.

          "Lien" or "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or a similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

          "Membership Interest" means (i) Saint Andrews' entire interest as a member in AAG, including all right, title and interest of Saint Andrews as a member in AAG and all rights and interests of any kind or nature under the Operating Agreement as a member, including without limitation all voting, inspection, management and rights in specific AAG property; (ii) any and all obligations of AAG to Saint Andrews as a member or on account of Saint Andrews' membership interest of any kind whatsoever, including without limitation all accounts, fees, general intangibles, chattel paper, documents, and promissory notes and other instruments, including all rights with respect any security therefore or guaranties or other securities in respect thereof; and (iii) all dividends, distributions and earnings arising out of any of the foregoing and all additions, replacements and substitutions to any and all of the foregoing.

          "Material Adverse Effect" means a material and adverse effect upon the business, operations, assets, liabilities, financial condition, operating results, cash flow, prospects, net worth or employee, customer or supplier relations of the Company.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Release" shall have the meaning set forth in CERCLA.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Tax" or "Taxes" means federal, provincial, state, county, local, foreign or other income, business, assets, corporate capital, social services, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes, assessments, or levies of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Tax Return" means any return, information report, election forms, or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

     11.  Miscellaneous.

          11.1 No Merger/Ratification. It is the intent of the Parties that upon execution and delivery of the Assignment of Membership Interest and the consummation of the transactions contemplated by this Agreement, that Callaway Golf's and CGV's interest in the Membership Interest shall not merge with Callaway Golf's security interest in such Membership Interest as created by and as set forth in the Loan Documents and that Callaway Golf and its successors and assigns, shall continue to enjoy all rights and remedies set forth in the Loan Documents, including the right to foreclose on the Membership Interest. Callaway Golf and CGV hereby acknowledge and agree that the Membership Interest is pledged to Callaway Golf under the Loan Documents, agree to be bound by the Membership Interest Security Agreement and to any original parties thereto, and agree to execute such other documents as Callaway Golf shall request to further evidence the foregoing or validity thereto, including without limitation financing statements. The Parties hereby ratify and affirm all of their respective obligations under the Loan Documents.

          11.2 Fees and Expenses. Each Party shall pay all of its own fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants) in connection with this Agreement and the consummation of the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorneys' fees and expenses) from the Party against which such action or proceeding is brought in addition to any other relief to which such prevailing Party may be entitled.

          11.3 Special Remedies and Enforcement. Each Party recognizes and agrees that a breach by one of the Parties ("Breaching Party"), of any of the covenants set forth in this Agreement could cause irreparable harm to the other Parties, that the Parties' remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of any such breach a restraining order or injunction or both may be issued against the Breaching Party in addition to any other rights and remedies which are available to the Parties. If this Section 11.3 is more restrictive than permitted by applicable Law, this Section 11.3 shall be limited to the extent required by such Law.

          11.4 Entire Agreement. Modifications. This Agreement, together with exhibits and schedules attached hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.

          11.5 Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

          11.6  Successors and Assigns.

               11.6.1 This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not.

               11.6.2 Callaway Golf, CGV and AAG may assign their rights under this document. Saint Andrews, SportPark and Boreta may not, voluntarily or by operation of law, assign or otherwise transfer any of his, her or its rights or obligations under this Agreement, without obtaining the prior written consent of all other parties hereto. Any attempted assignment in violation of this Agreement shall be void and of no effect.

          11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.8 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

          11.9 Descriptive Heading; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

          11.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

          11.11 Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such other applicable Schedule or a specific cross-reference to a disclosure on another
Schedule is made.

          11.12 Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by each Party and at the requesting Party's expense, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to AAG relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any Party so requests, the other party as the case may be, shall allow such party to take possession of such books and records.

          11.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          11.14 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California. This Agreement shall be interpreted in accordance with and any disputes hereunder governed by the laws of the State of California.

          11.15 Authority. Each of the persons executing this Agreement represents and warrants that it is authorized to execute this Agreement and the entity on whose behalf they are signing is bound by the terms hereof.

          11.16 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     To Callaway Golf,      Callaway Golf Company
     CGV or AAG:            2285 Rutherford Road
                            Carlsbad, CA  92008-8815
                            Attn: Donald H. Dye, President and Chief
                              Executive Officer

     With a copy to:        Callaway Golf Company
                            2285 Rutherford Road
                            Carlsbad, CA 92008-8815
                            Attn:  Steven C. McCracken, Executive Vice
                              President, Licensing, Chief Legal Officer and Secretary

     To Saint Andrews,      Saint Andrews Golf Corporation
     SportPark, or Boreta:  5325 South Valley View Boulevard, Suite 4
                            Las Vegas, Nevada 89118
                            Attn:  Ron Boreta, President

     With a Copy to:        Joseph P. Mulhern, Esq.
                            Gondecki & Del Guidice
                            221 North LaSalle Street, Suite 2200
                            Chicago, Illinois 60601

          11.17 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          11.18 Incorporation of Recitals. The Recitals to this Agreement are incorporated herein by this referenced with the same force and effect as if set forth in full herein.

          11.19 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of any party to this Agreement.

     [The balance of this page has been intentionally left blank]

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
     IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement on the date first written above.


BORETA


By:/s/ Ron Boreta
   Ron Boreta


CGV, INC., a California corporation


By:/s/ Donald H. Dye
   Donald H. Dye, President and Chief
    Executive Officer

By:/s/ Steven McCracken
Its: Secretary and Chief Legal Officer

CALLAWAY GOLF COMPANY, a California
 corporation

By:/s/ Donald H. Dye
   Donald H. Dye, President and
    Chief Executive Officer

By:/s/ Steven McCracken
Its: Secretary and Chief Legal Officer

SAINT ANDREWS GOLF CORPORATION, a
 Nevada corporation


By:/s/ Ron Boreta
   Ron Boreta, President

By:/s/ Vaso Boreta
Its: Chairman of the Board


ALL-AMERICAN SPORTPARK, INC., a
 Nevada corporation

By: /s/ Ron Boreta
Its: General Manager, CEO, Secretary and Treasurer

By:/s/ Vaso Boreta
Its: Assistant General Manager

ALL-AMERICAN GOLF LLC, a California
 limited liability company

By:/s/ Ron Boreta
   Ron Boreta, President
   Saint Andrews Golf Corporation,
    a Nevada corporation, Manager
                                      29